EXHIBIT 99.5
MARKETING MATERIALS
FOR
MONADNOCK BANCORP, INC.
SECOND STEP TRANSACTION
April 2006

Monadnock Bancorp, Inc. Second Step Transaction
Marketing Materials
TABLE OF CONTENTS
CORRESPONDENCE
Letter to Members (Eligible to Vote and Buy - Voting Record Date Depositors)
Letter to ERD and SERD Closed Deposit Accountholders (Eligible to Buy, Not Vote)
Letter to Voting Record Date Public Stockholders
Potential Investor Letter (Community Prospects)
Letter to States Without Blue Sky Registrations (Eligible to Vote, Not Buy)
Ryan Beck “Broker Dealer” Letter
Stock Order Acknowledgment Letter
Stock Certificate Mailing Letter
Reminder Proxygram - #1
Reminder Proxygram - #2
Community Meeting Invitation
OTS Required Letter
ADVERTISEMENTS
Local Newspaper Advertisement (optional - requires a Community Offering be underway)
Lobby Posters:
     Vote
     -or-
     Vote and Offering (optional)
Stock Information Center Location Poster
FORMS
Stock Order Form – Printer typeset
Stockholder Proxy Card – Not included. Drafted by counsel.
Customer Proxy Card – Not included. Drafted by counsel.

NOTE: Post-closing, there will be a mailing of exchange documents to Monadnock Community Bancorp, Inc. registered stockholders, requesting their “old” stock certificates before “new” certificates will be mailed to them by the exchange agent. Counsel will draft the exchange documents. Street name shares are automatically exchanged upon the closing. No stockholder action is needed.

LETTER TO VOTING MEMBERS
[Monadnock Bancorp Inc. Letterhead]
Dear Valued Customer:
I am pleased to tell you about an opportunity to invest in Monadnock Bancorp, Inc. and, just as importantly, to request your vote. Pursuant to a plan of conversion and reorganization (the “Plan”), Monadnock Bancorp, Inc. (the “Company”) will become the parent company of Monadnock Community Bank. Additionally, our organization will convert from the mutual holding company form to the fully public form of ownership through the sale of shares of common stock of Monadnock Bancorp, Inc. (the “Conversion”). Upon the conclusion of the Conversion, the Company will be 100% owned by public stockholders.
As an eligible Monadnock Community Bank (the “Bank”) depositor as of December 31, 2004, March 31, 2006 or [voting record date] you have an opportunity, without any obligation, to subscribe for shares of the Company’s common stock. The common stock is being offered at $8.00 per share, and there will be no commission charged to investors in the offering.
The Proxy Vote - YOUR VOTE IS IMPORTANT!
The Plan has been conditionally approved by our regulators. We must also receive the approval of our depositors. Please vote the enclosed Proxy Card(s). Not returning your Proxy Card(s) has the same effect as voting “Against” the proposal. The enclosed Proxy Statement describes the Plan, including business reasons for the Conversion. To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. You may receive more than one proxy card, depending on the ownership structure of your accounts at the Bank. There are no duplicate proxy cards. Our Board of Directors urges you to vote “FOR” the Plan. Please note:
•	Your deposit accounts at the Bank will remain insured by the Federal Deposit Insurance Corporation, up to the maximum legal limits.

•	The Conversion will not result in changes to the balance, interest rate or maturity of your deposit or loan accounts.

•	You will continue to enjoy the same services, with the same Board of Directors and staff.

•	Voting does not obligate you to purchase shares of common stock in our offering.
The Stock Offering
Before making an investment decision, carefully review the information in the enclosed Prospectus, including the section entitled “Risk Factors.” If you are interested in purchasing shares of Monadnock Bancorp, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. Payment may be in the form of check, money order or authorization to withdraw funds (without early withdrawal penalty) from certain types of Monadnock Community Bank deposit accounts. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly, because IRA-related orders require additional processing time. Stock Order Forms must be received (not postmarked) no later than 11:00 a.m., Peterborough, New Hampshire time, on                      ___, 2006.
I invite you to consider this opportunity to share in our future by becoming a stockholder of Monadnock Bancorp, Inc., and I thank you for your continued support as a customer of Monadnock Community Bank. If you have questions about the offering or voting on the Plan, please refer to the Prospectus and the Proxy Statement, respectively, or call our Stock Information Center at the number shown below.
Sincerely,
William M. Pierce, Jr.
President and Chief Executive Officer
This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
Questions?
Call our Stock Information Center at (603) ___-___
From 10:00 a.m. to 4:00 p.m., Peterborough, New Hampshire time, Monday through Friday

LETTER TO CLOSED DEPOSIT ACCOUNTHOLDERS (can buy, not vote)
[Monadnock Bancorp, Inc. Letterhead]
Dear Friend:
I am pleased to tell you about an investment opportunity. Monadnock Bancorp, Inc., formed to be the parent company of Monadnock Community Bank, is offering shares of its common stock for sale at a price of $8.00 per share. No commission will be charged to investors in the offering.
As an eligible depositor of Monadnock Community Bank at the close of business on December 31, 2004 or March 31, 2006 whose account was closed thereafter, you have a right, without any obligation, to purchase shares of common stock, before shares are offered for sale to the general public.
Before making an investment decision, carefully review the information in the enclosed Prospectus, including the section entitled “Risk Factors.” If you are interested in purchasing shares of Monadnock Bancorp, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly, because IRA-related orders require additional processing time. Stock Order Forms must be received (not postmarked) no later than 11:00 a.m., Peterborough, New Hampshire time, on                     , 2006.
Sincerely,
William M. Pierce, Jr.
President and Chief Executive Officer
This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
Questions?
Call our Stock Information Center at (603) ___-___
From 10:00 a.m. to 4:00 p.m., Peterborough, New Hampshire time, Monday through Friday

LETTER TO MONADNOCK COMMUNITY BANCORP PUBLIC STOCKHOLDERS
[Monadnock Community Bancorp, Inc. Letterhead]
Dear Stockholder:
I invite you to attend the 2006 Annual Meeting of Stockholders of Monadnock Community Bancorp, Inc., the parent company of Monadnock Community Bank. The annual meeting will be held at the                    , Peterborough, New Hampshire, at ___.m., New Hampshire time, on                     , 2006.
Enclosed is a notice of annual meeting of stockholders and attached proxy statement. Also enclosed is a prospectus. These documents describe the business to be conducted at the annual meeting, including the approval of the Plan of Conversion and Reorganization (“the Plan”) of Monadnock Mutual Holding Company, the election of three directors and the ratification of the appointment of an independent registered public accounting firm for the fiscal year ending December 31, 2006. Also enclosed is our 2005 Annual Report to Stockholders, which contains detailed information concerning the operating performance of Monadnock Community Bancorp, Inc. Please promptly vote your shares of common stock, using the enclosed proxy card. A proxy reply envelope is also enclosed. Voting by proxy will not prevent you from voting in person, at the annual meeting, but will assure that your vote is counted if you are unable to attend the meeting. Your Board of Directors recommends a vote “FOR” each of the three proposals.
The Plan - The Plan has been conditionally approved by our regulators, however we must also receive the approval of our stockholders. Pursuant to the Plan, Monadnock Bancorp, Inc. (the “Company”) will succeed Monadnock Community Bancorp, Inc. as the parent company of Monadnock Community Bank. Additionally, our organization will convert from the mutual holding company form of ownership to the fully public form of ownership, through the sale of shares of the Company common stock (the “Conversion”). Upon the conclusion of the Conversion, the Company will be 100% owned by public stockholders
The Exchange - The shares of Monadnock Community Bancorp, Inc. common stock that you own as of the completion of the Conversion will be exchanged for new shares of common stock of Monadnock Bancorp, Inc. The number of new shares of Company common stock that you receive will be based on an exchange ratio that is described in the Prospectus. Shortly after the completion of the Conversion, our exchange agent will send a transmittal form to each stockholder who holds stock certificates. The form will explain the procedure to exchange shares. Please do not deliver your certificate(s) before you receive the transmittal form. Shares that are held in street name (in a brokerage account) will be converted automatically at the conclusion of the conversion; no action or documentation will be required of you.
The Stock Offering - The shares of Company common stock are offered for sale at $8.00 per share. Eligible depositors of Monadnck Community Bank have first priority to purchase shares. If all shares are not subscribed for by them in the Subscription Offering, shares may be available in a Community Offering, to fill orders received from Monadnock Community Bancorp, Inc.’s public stockholders and others not eligible to place orders in the Subscription Offering. If you hold a Monadnock Community Bancorp, Inc. stock certificate, a stock order form and stock order reply envelope are enclosed. If you hold your shares in street name with a broker, you must call our Stock Information Center if you would like to receive a stock order form. The telephone number is (603) ___-___. The stock offering period is expected to expire on ___, 2006.
Sincerely,
William M. Pierce, Jr.
President and Chief Executive Officer

LETTER TO POTENTIAL INVESTORS (Community Prospects)
[Monadnock Bancorp, Inc. Letterhead]
[Note: This letter is for “call-ins and community prospects.” We will mail this letter with prospectus and stock order form, to stockholders who call in. Others will receive only a prospectus unless they call after we commence a community offering.]
Dear Friend:
I am pleased to tell you about an investment opportunity. Monadnock Bancorp, Inc., formed to be the parent company of Monadnock Community Bank, is offering shares of its common stock for sale at a price of $8.00 per share. No commission will be charged to investors in the offering.
Before making an investment decision, please carefully review the information in the enclosed Prospectus including the section entitled “Risk Factors.” If you are interested in purchasing shares of Monadnock Bancorp, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly, because IRA-related orders require additional processing time. Stock Order Forms must be received (not postmarked) no later than 11:00 a.m., Peterborough, New Hampshire time, on                     , 2006
Sincerely,
William M. Pierce, Jr.
President and Chief Executive Officer
This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
Questions?
Call our Stock Information Center at (603) ___-___
From 10:00 a.m. to 4:00 p.m., Peterborough, New Hampshire time, Monday through Friday

“BLUE SKY” MEMBER LETTER – can vote, not buy
[Monadnock Community Bank letterhead]
Dear Valued Customer:
I am pleased to inform you that, pursuant to a plan of conversion and reorganization (the “Plan”), Monadnock Bancorp, Inc. (the “Company”), will become the newly formed parent company of Monadnock Community Bank (the “Bank”), and our organization will convert from the mutual holding company form of ownership to the fully public form of ownership through the sale of shares of common stock of Monadnock Bancorp, Inc. (the “Conversion”).
The Plan has been conditionally approved by our regulators. We must also receive the approval of our members. YOUR VOTE IS VERY IMPORTANT TO US – NOT RETURNING PROXY CARD(S) HAS THE SAME EFFECT AS VOTING AGAINST THE PLAN. The enclosed Proxy Statement and Prospectus describe the Plan, including business reasons for the Conversion. To cast your vote, please sign each Proxy Card enclosed and return the card(s) in the Proxy Reply Envelope provided. You may receive more than one proxy card, depending on the ownership structure of your accounts at the Bank. There are no duplicate proxy cards.
Please note:
❖	Your deposit accounts at the Bank will remain insured by the Federal Deposit Insurance Corporation, up to the maximum legal limits.

❖	The Conversion will not result in changes to the balance, interest rate or maturity of your deposit or loan accounts.

❖	You will continue to enjoy the same services, with the same Board of Directors and staff.
Although you may vote on the Plan, we regret that Monadnock Bancorp, Inc. is unable to offer its common stock to you because the small number of customers in your state makes registration or qualification of the common stock under your state securities laws prohibitively expensive or otherwise impractical. Therefore, we have not enclosed a Stock Order Form.
If you have any questions about voting on the Plan, refer to the Proxy Statement or call our Stock Information Center at the number shown below.
I thank you for your continued support as a customer of our Bank.
Sincerely,
William M. Pierce, Jr.
President and Chief Executive Officer
This letter is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
Questions?
Call our Stock Information Center at (603) ___-___
From 10:00 a.m. to 4:00 p.m., Peterborough, New Hampshire time, Monday through Friday

RYAN BECK “BROKER DEALER” LETTER
[Ryan Beck Letterhead]
Dear Sir/Madam:
At the request of Monadnock Bancorp, Inc., we are enclosing materials regarding the offering of shares of Monadnock Bancorp, Inc. common stock. Included in this package is a Prospectus describing the stock offering.
Ryan Beck & Co., Inc. has been retained by Monadnock Bancorp, Inc. as selling agent in connection with the stock offering.
Sincerely,
This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

NOTE:	To accompany of the preceding letters if order forms are in the mailing package.

STOCK ORDER ACKNOWLEDGEMENT LETTER
[Monadnock Bancorp, Inc. Letterhead]
[imprinted with name & address of subscriber]
Date
STOCK ORDER ACKNOWLEDGEMENT
This letter confirms receipt of your order to purchase shares of Monadnock Bancorp, Inc. common stock. Please review the following information carefully to verify that we have accurately recorded your order information. If any information does not agree with your records, please call our Stock Information Center at (603) ___-___, from 10:00 a.m. to 4:00 p.m., Peterborough, New Hampshire time, Monday through Friday. Refer to the batch and order number listed below.

Order Information:
Batch #:
Order #:
No. of Shares Requested:
Offering Category:                      (subject to verification; see descriptions below)

Stock Registration:
Name 1
Name 2
Name 3
Address1
Address2
City, State, Zip
Ownership Type:
This letter acknowledges only that your order and payment have been received. It does not guarantee that your order will be filled, either completely or partially. Purchase limitations and share allocation procedures in the event of an oversubscription are described in the Prospectus dated                     , 2006, in the section entitled “The Conversion – Subscription Offering and Subscription Rights.”
Thank you for your order,
MONADNOCK BANCORP, INC.
Offering Category Description:
1.	First, to Depositors with accounts at Monadnock Community Bank with aggregate balances of at least $50 at the close of business on December 31, 2004;

2.	Second, to Monadnock Community Bank’s employee stock ownership plan;

3.	Third, to depositors with accounts at Monadnock Community Bank with aggregate balances of at least $50 at the close of business on March 31, 2006;

4.	Fourth, to depositors of Monadnock Community Bank at the close of business on , 2006;

5.	General Public – Residents of Hillsborough and Cheshire counties, New Hampshire and Worcester county, Massachusetts;

6.	General Public – Monadnock Community Bancorp, Inc. public stockholders as of , 2006; 5. General Public — Other

NOTE:	Printed and mailed in the Stock Information Center after an order is processed.

STOCK CERTIFICATE MAILING LETTER
[Monadnock Bancorp, Inc. Letterhead]
Dear Stockholder:
I would like to welcome you as a stockholder of Monadnock Bancorp, Inc. A total of                      shares were purchased by investors at a price of $8.00 per share.
Your stock certificate is enclosed. Please review the certificate to make sure the registration name and address are correct. If you find an error or have questions about your certificate, please contact our Transfer Agent:
by mail:
Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
or by phone:
(800) 368-5948
or by email:
info@rtco.com
If the enclosed stock certificate must be forwarded for reissue, we recommend that it be sent to the Transfer Agent by registered mail. If you change your address, please notify the Transfer Agent immediately, so that you will continue to receive all stockholder communications. To avoid misplacing your certificate(s), you may wish to put them in a safety deposit box or bring them to a brokerage firm for safekeeping.
If you submitted a check or money order in full or partial payment for your stock order, you have received, or soon will receive, a check. It reflects interest at Monadnock Community Bank’s passbook savings rate of ___% annual percentage yield (APY), from the date your funds were received through the date of the check.
If your stock order was to be paid in full or in part by authorizing a withdrawal from a Monadnock Community Bank deposit account, the withdrawal necessary to pay for your shares was made on                     , 2006. Until then, interest was earned at your account’s contractual rate and remains in your account.
Monadnock Bancorp, Inc. common stock trades on the OTC Bulletin Board, under the symbol “                    .”
Thank you for participating in our offering.
Sincerely,
William M. Pierce, Jr.
President and Chief Executive Officer

NOTE:	Letter assumes the order is filled. This letter will be tailored in the event of an oversubscription to mention interest plus refund. This letter will be mailed by the Transfer Agent.

REMINDER PROXYGRAM #1
[This reminder note accompanies a proxy card and return envelope sent to high vote customers shortly after the initial mailing. For a second reminder, we may use the one on the next page.]
YOUR VOTE IS IMPORTANT TO US!
Please vote and return the enclosed
Proxy Card!
IF YOU HAVE NOT YET VOTED THE PROXY CARD(S) WE RECENTLY MAILED TO YOU, PLEASE VOTE THE
ENCLOSED REPLACEMENT PROXY CARD.
FOR YOUR CONVENIENCE, WE HAVE ENCLOSED A
REPLY ENVELOPE
Note that:
•	VOTING DOES NOT OBLIGATE YOU TO PURCHASE SHARES OF COMMON STOCK DURING OUR OFFERING.

•	NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION AND REORGANIZATION (THE “PLAN”).

•	YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PLAN.
If you receive more than one of these reminder mailings, please vote each proxy card received.
None are duplicates!
QUESTIONS?
Call our Stock Information Center at (603) ___-___,
From 10:00 a.m. to 4:00 p.m., Peterborough, New Hampshire time,
Monday through Friday
MONADNOCK COMMUNITY BANK [LOGO]

NOTE:	This is printed on 8 1/2” x 11” yellow paper .

REMINDER PROXYGRAM #2
REMINDER
PLEASE VOTE AND RETURN THE
ENCLOSED PROXY!
If you are unsure whether you voted the Proxy Card(s)
we sent to you, please vote the enclosed replacement Proxy Card.
Your vote cannot be counted twice!
YOUR BOARD OF DIRECTORS HOPE THAT YOU VOTE “FOR”
THE PLAN OF CONVERSION AND REORGANIZATION (THE “PLAN”).
NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN.
Voting does not obligate you to purchase shares of common stock during our offering, nor does it affect your deposit accounts or loans.
If you receive more than one of these reminder mailings, please vote each proxy received. None are duplicates!
THANK YOU!
Questions?
Call our Stock Information Center at (603) ___-___
From 10:00 a.m. to 4:00 p.m., Peterborough, New Hampshire time, Monday through Friday
MONADNOCK COMMUNITY BANK [LOGO]

NOTE:	This is printed on 8 1/2” x 11” green paper.

COMMUNITY MEETING INVITATION
[included in initial mailing package]
Monadnock Bancorp, Inc. [LOGO]
You’re
Invited!
You are cordially invited to a Community Meeting to learn
more about the offering of Monadnock Bancorp, Inc. common
stock and the business focus of Monadnock Community Bank. Senior executives of Monadnock Bancorp, Inc. will present information and answer your questions.
DATE
TIME
PLACE
ADDRESS
FOR RESERVATIONS
Call our Stock Information Center at (603) ___ — ___,
From 10:00 a.m. to 4:00 p.m. Peterborough, New Hampshire time,
Monday through Friday , except weekends and bank holidays.
This invitation is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

LOCAL NEWSPAPER ADVERTISEMENT
[Optional – requires that a community offering be underway]
Monadnock Bancorp, Inc. [LOGO]
(Successor to Monadnock Community Bancorp, Inc. as Holding Company for Monadnock Community Bank)
Up to 813,833 SHARES
Common Stock
PRICE
$8.00 Per Share
Monadnock Bancorp, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Monadnock Bancorp, Inc., without sales commissions or fees, during the offering period.
This offering expires at 11:00 a.m. on                     , 2006.
To receive a copy of the Prospectus, call our Stock Information Center at (603) ___-___,
From 10:00 a.m. to 4:00 p.m. Peterborough, New Hampshire time, Monday through Friday, except on weekends and bank holidays.
This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

OPTION #1
BRANCH LOBBY POSTER – VOTE
[NOTE: Either this notice or the following notice should be printed by Monadnock Community Bank and placed in branches on an easel or on the front doors and at customer service/branch manager’s desk.]
HAVE YOU CAST YOUR VOTE YET?
Dear Members:
We would like to remind depositors to vote on the Proxy Card(s) we mailed to you.
Our Board of Directors recommend that you join them in voting “FOR”
the plan of conversion and reorganization (the “Plan”).
The Plan will not result in changes to your account relationships with
Monadnock Community Bank.
Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.
Voting does not obligate you to purchase shares of Monadnock Bancorp, Inc. common stock during the stock offering.
If you have questions, call our Stock Information Center at (603) ___-____
From 10:00 a.m. to 4:00 p.m., Monday through Friday
Our Stock Information Center is located at our main office,
One Jaffrey Road, Peterborough
MONADNOCK COMMUNITY BANK [LOGO]
This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts and are not insured by the FDIC or any other government agency.

OPTION # 2
BRANCH LOBBY POSTER – BUY & VOTE
TIME IS RUNNING OUT!
We are conducting an offering of shares of our common stock
UP TO 813,833 SHARES
COMMON STOCK
$8.00 Per Share
THIS OFFERING EXPIRES AT 11:00 A.M. ON                      __, 2006
Ù Ù Ù
HAVE YOU CAST YOUR VOTE YET?
We would like to remind members to vote on our plan of conversion and reorganization (the
“Plan”). Please vote the Proxy Card(s) we mailed to you.
Ù Ù Ù
The Plan will not result in changes to your account relationships with
Monadnock Community Bank.
Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits.
Voting does not obligate you to purchase Monadnock Bancorp, Inc. common stock during the stock offering.
If you have questions about the stock offering or voting,
call our Stock Information Center at (603) ___-____
From 10:00 a.m. to 4:00 p.m., Monday through Friday
Our Stock Information Center is located at our main office,
One Jaffrey Road, Peterborough
MONADNOCK COMMUNITY BANK [LOGO]
This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

STOCK INFORMATION CENTER LOCATION POSTER
LOOKING FOR
THE
MONADNOCK BANCORP, INC.
STOCK INFORMATION CENTER?
PLEASE CHECK IN WITH OUR RECEPTIONIST

OTS Required Letter
Office of Thrift Supervision Guidance for Accountholders
          Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.
          On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact Office of Thrift Supervision (OTS) at (202) 906-6202. OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.
          How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.
          On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

What Investors Need to Know
          Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:
•	Know the Rules — By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•	“Neither a Borrower nor a Lender Be” — If someone offers to lend you money so that you can participate — or participate more fully — in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•	Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•	Get the Facts from the Source — If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.